Exhibit 5.1

Sean M. Clayton
+1 858 550 6034
sclayton@cooley.com

April 29, 2019
Mirati Therapeutics, Inc.
9393 Towne Centre Drive, Suite 200
San Diego, CA 92121
Ladies and Gentlemen:
You have requested our opinion, as counsel to Mirati Therapeutics, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the sale by the Company of up to an aggregate of 10,417,887 shares (the “Shares”) of the Company’s common stock, par value $0.001 (“Common Stock”), issuable upon the exercise of certain pre-funded warrants to purchase Common Stock (the “Warrants”). The Shares are issuable upon the exercise of the Warrants, pursuant to the Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Shares dated April 29, 2019 filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the “Prospectus”). All of the Shares are to be sold by the Company as described in the Prospectus.
In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Warrants, the Company’s certificate of incorporation and bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on signed documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are a prerequisite to the effectiveness thereof (except we have not made such assumption with respect to the Company).
Our opinion is expressed with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
We express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities of the Company and/or adjustments to outstanding securities, including the Warrants, of the Company may cause the Warrants to be exercisable for more shares of Common Stock than the number that remains authorized but

4401 Eastgate Mall, San Diego, CA 92121 T: (858) 550-6000 F: (858) 550-6420 www.cooley.com

Mirati Therapeutics, Inc. April 29, 2019 Page Two

unissued. Further, we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Common Stock.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Quarterly Report on Form 10-Q to be filed with the Commission for incorporation by reference into the Registration Statement.
Very truly yours,

Cooley LLP
By: /s/ Sean M. Clayton
Sean M. Clayton

4401 Eastgate Mall, San Diego, CA 92121 T: (858) 550-6000 F: (858) 550-6420 www.cooley.com